Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-177869), Form S-8 (File No. 333-161124), Form S-8 (File No. 333-161122), Form S-8 (File No. 333-89568), Form S-8 (File No. 333-81451), Form S-8 (File No. 333-46250), Form S-8 (File No. 333-62137) and Form S-8 (No. 333-174138) of our report dated February 26th, 2014 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in XL Group plc’s Annual report on Form 10‑K for the year ended December 31, 2013.

/s/ PricewaterhouseCoopers LLP

New York, New York
February 26, 2014

PricewaterhouseCoopers LLP, 300 Madison Avenue, New York, NY 10017
T: (646) 471 3000, F: (646) 471 8320, www.pwc.com/us